Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated October 30, 2014 (this “Agreement”), is made and entered into by and among AAC Holdings, Inc., a Nevada corporation (“Holdings”), American Addiction Centers, Inc., a Nevada corporation (“AAC”) and AAC Merger Sub, LLC, a Nevada limited liability company (“Merger Sub”), pursuant to Section 92A.180 of the Nevada Revised Statutes (the “NRS”).

WHEREAS, Holdings owns 100% of the outstanding membership interests of Merger Sub and 98% of the outstanding shares of common stock of AAC;

WHEREAS, it has been determined that it is in the best interests of Holdings, AAC and Merger Sub that Merger Sub be merged with and into AAC on the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of Holdings and AAC and the member and managers of Merger Sub have each approved the merger of Merger Sub with and into AAC (the “Merger”) in accordance with the NRS and subject to the conditions set forth herein; and

WHEREAS, the Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada (the “Effective Time”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Holdings, AAC and Merger Sub hereby agree as follows:

1. Contribution to Capital of Merger Sub by Holdings. Prior to the Effective Time, as a contribution to capital and without further consideration, Holdings shall grant, deliver and convey to Merger Sub all shares of AAC common stock held of record by Holdings on the date hereof and any and all other shares of AAC common stock acquired by Holdings between the date hereof and the Effective Time. Merger Sub hereby agrees to accept such contribution and to acquire from Holdings in such transaction all of Holdings’ right, title and interest in and to such shares of AAC common stock.

2. Merger. At the Effective Time, (a) Merger Sub shall be merged with and into AAC, (b) the separate limited liability company existence of Merger Sub shall cease and (c) AAC shall, as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”) in the Merger, continue its existence under the NRS as a wholly-owned subsidiary of Holdings.

3. Continuation of AAC. The name, identity, purpose, existence, rights, privileges, powers, franchises, properties and assets of AAC shall continue unaffected and unimpaired by the Merger.

4. Termination of the Existence of Merger Sub. At the Effective Time, the separate existence of Merger Sub shall cease, and (a) all rights, privileges, powers, properties and assets of Merger Sub shall be vested in the Surviving Corporation and effectively shall be the property of the Surviving Corporation and (b) all liabilities of Merger Sub shall be vested in the Surviving Corporation and effectively shall be liabilities of the Surviving Corporation.

5. Articles of Incorporation. The Articles of Incorporation of AAC (the “Articles”) as in effect immediately prior to the Effective Time shall be the Articles of the Surviving Corporation and shall continue in full force and effect until thereafter amended in accordance with the provisions of the NRS and the Articles.

6. Bylaws. The bylaws of AAC (the “Bylaws”) as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation and shall continue in full force and effect until thereafter amended in accordance with the provisions of the NRS and the Bylaws.

7. Directors and Officers. The directors of AAC immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and Bylaws. The officers of AAC immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and Bylaws.

8. Effect of Merger on AAC Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of AAC, Merger Sub or the holders of any shares of capital stock of AAC or holders of any membership interests of Merger Sub:

(a) Conversion of Shares. Each share of common stock of AAC (“AAC Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to subsection (c)) shall be cancelled and converted automatically into the right to receive 1.571119 (the “Exchange Ratio”) fully paid and nonassessable shares of common stock of AAC Holdings, Inc., par value $0.001 per share (“Holdings Common Stock”) per share of AAC Common Stock (the “Merger Consideration”).

(b) Fractional Shares. No fractional shares of Holdings Common Stock will be issued as a result of the conversion contemplated by subsection (a). Instead, fractional shares will be rounded up to the nearest whole share.

(c) Cancellation of Shares. Each share of AAC Common Stock owned, directly or indirectly, by Merger Sub or Holdings immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

9. Effect of Merger on Merger Sub Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of AAC, Merger Sub or the holders of any shares of capital stock of AAC or holders of membership interests of Merger Sub, all of the issued and outstanding membership interests of Merger Sub shall be converted into and become one newly issued, fully paid and non-assessable share of AAC Common Stock.

10. Further Assurances. If at any time following the Effective Time the Surviving Corporation shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to carry out any of the provisions of this Agreement, the proper representatives of Merger Sub shall do all things necessary or proper to do so.

11. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by the Managers of Merger Sub.

12. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior representations, agreements, understandings and undertakings, whether written or oral, among the parties, or any of them, with respect to the subject matter hereof.

13. Amendment. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time, by action taken by the Managers of Merger Sub and the Board of Directors of AAC.

14. Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

15. Binding Effect; No Third-Party Beneficiaries. This Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement is not intended to and does not confer upon any person other than Holdings, AAC and Merger Sub any rights or remedies.

16. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada, without giving effect to principles of conflicts of law.

17. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission or electronic transmission), which when taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed and acknowledged this Agreement and Plan of Merger as of the day and year first above written.

AAC HOLDINGS, INC.

By:	/s/ Michael T. Cartwright
Name: Michael T. Cartwright
Title: Chairman and Chief Executive Officer

AMERICAN ADDICTION CENTERS, INC.

By:	/s/ Michael T. Cartwright
Name: Michael T. Cartwright
Title: Chairman and Chief Executive Officer

AAC MERGER SUB, LLC

By:	/s/ Kathryn Sevier Phillips
Name: Kathryn Sevier Phillips
Title: General Counsel and Secretary